Exhibit 99.(P)(8)

Code of Ethics: Personal Transactions

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Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code; and

•	The distribution of the code to all Supervised Persons.

Risks

In developing these policies and procedures, Crescent considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Supervised Persons do not understand the fiduciary duty that they, and Crescent, owe to Clients and Investors;

•	Supervised Persons and/or Crescent fail to identify and comply with all applicable Federal Securities Laws;

•	Supervised Persons do not report personal Securities transactions;

•	Supervised Persons trade personal accounts ahead of Client accounts;

•	Supervised Persons allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

•	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•	Crescent does not provide its Code of Ethics and any amendments to all Supervised Persons; and

•	Crescent does not retain Supervised Persons’ written acknowledgements that they received the Code of Ethics and any amendments.

Crescent has established the following guidelines to mitigate these risks.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

This Code of Ethics is based on the principle that the officers, directors and employees of Crescent owe a fiduciary duty to Crescent’s Clients and Investors. In consideration of this fiduciary duty, Supervised Persons should conduct themselves in all circumstances in accordance with the following general principles:

•	You must at all times place the interests of Crescent’s clients before your own interests.

•	You must conduct all of your personal investment transactions consistent with this Code of Ethics and in such a manner that avoids any actual or potential conflict of interest or any abuse of your position of trust and responsibility.

•	You must adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions for their personal benefit.

•	You must adhere to the principle that information concerning the identity of security holding and financial circumstance of Clients and Investors is confidential.

•	You must comply with those applicable federal securities laws and Firm policies that are issued from time to time and are applicable to your group.

•	Communications with clients or prospective clients should be candid and thorough. They should be true and complete and not mislead or misrepresent. This applies to all marketing and promotional materials.

•	Independence in investment-decision making should be paramount.

•	Decisions affecting clients are to be made with the goal of providing equitable and fair treatment among clients.

The effectiveness of Crescent’s policies regarding ethics depends on the judgment and integrity of its employees rather than on any set of written rules.

Although determining what behavior is necessary or appropriate sometimes is difficult when adhering to these general principles, this Code of Ethics contains several guidelines for proper conduct. Crescent values its reputation for integrity and professionalism. Crescent’s reputation is its most valuable asset. The actions of Supervised Persons should be consistent with and in furtherance of this reputation.

Accordingly, you must be sensitive to the general principles involved and to the purposes of the Code of Ethics, in addition to the specific guidelines and examples set forth below. If you are uncertain about whether a real or apparent conflict exists between your interests and those of Crescent’s clients in any particular situation, you should consult the CCO immediately. Violations of this Code of Ethics constitute grounds for disciplinary actions, including dismissal.

Because no set of rules can anticipate every possible situation, it is essential that you follow these rules not just in letter, but in spirit as well. Any activity that comprises or may appear to compromise Crescent’s integrity, even if it does not expressly violate a rule, has the potential to harm Crescent’s reputation and may result in scrutiny and disciplinary action.

No person designated under this Code of Ethics to give approvals may approve their own requests.

Each Supervised Person shall receive this Code of Ethics and any amendments thereto.

Personal Securities Transactions

Laws and ethical standards impose on Crescent, its employees and its directors, duties to avoid conflicts of interest between their personal investment transactions and transactions Crescent makes on behalf of its clients. In view of the sensitivity of this issue, avoiding even the appearance of impropriety is important. The following personal investment transaction policies are designed to reduce the possibilities of such conflicts and inappropriate appearances, while at the same time preserving reasonable flexibility and privacy in personal securities transactions.

Any questions about this Personal Securities Transactions policy should be addressed to the CCO unless otherwise indicated.

Who Is Covered

Except as otherwise noted, Crescent’s restrictions on personal investment transactions apply to all Access Persons. Every Supervised Person should consider himself or herself an Access Person unless otherwise specifically exempted by the CCO. Additionally, a consultant, temporary employee, or other person may be considered an Access Person depending on various factors, including length of service, nature of duties and access to Firm information. The CCO will notify such person when Crescent considers them an Access Person.

Accounts Covered

This policy covers all accounts in which an Access Person may conduct Securities transactions, including any account and securities in which the Access Person may have a “beneficial interest.”

SEC rules defines a person to have a “beneficial interest” in Securities held in the name of:

•	a husband, wife, or domestic partner,

•	a minor child,

•	a relative or significant other sharing the same house, and

•	anyone else if the Access Person:

o	obtains benefits substantially equivalent to ownership of the Securities,
o	can obtain ownership of the Securities immediately or within 60 days, or
o	can vote or dispose of the Securities.

•	Outside Fiduciary Accounts; and

•	Accounts that hold only third-party, open-end mutual funds.

An example of an Access Person having a “beneficial interest” includes trades in a relative’s brokerage account if the Access Person is authorized to trade for that brokerage account, regardless of whether the Access Person actually does trade. Whether you have beneficial interest in the Securities of a relative or significant other sharing the same house can be rebutted only under very limited facts and circumstances. If you believe your situation is unique and therefore rebuts the presumption of beneficial interest, you must contact the CCO, whose decision be dispositive.

Under the definition of “beneficial interest,” persons other than Crescent Supervised Persons may have to comply with this Code of Ethics including, but not limited to spouses, domestic partners, and significant others sharing the same households. The pertinent Crescent Access Person must make sure that the outside person is familiar with the requirements of this Code of Ethics. Violations by the outside person constitute violations by the related Crescent Access Person. If you want the outside person to receive a copy of this Code of Ethics or to attend a Code of Ethics orientation, contact Compliance.

If you act as a fiduciary with respect to funds and accounts managed outside of Crescent (e.g., if you act as the executor of an estate for which you make investment decision), you will have a beneficial interest in the assets of that fund or account. Accordingly, any Securities transactions you make on behalf of that fund or account will be subject to the general trading restrictions set forth below. You should review the Outside Business Activities section of this Code of Ethics, including the restrictions on your ability to act as a fiduciary outside of Crescent.

Note that while the trades in a Non-Discretionary Account do not have to be reported, the existence of the Non-Discretionary Account must be reported to Compliance. Access Persons will be required to provide satisfactory evidence of its non-discretionary nature as described in the Exempt Securities chart below.

Account Opening, Changes or Closings

Because Crescent must receive confirmation and broker statements for all accounts of an Access Person and any account in which an Access Person has a beneficial interest as defined above, Crescent must be made aware immediately of all account opening, changes, or closures.

Opening an Account

New Access Persons or Access Persons wishing to open a new brokerage account may do so, but must immediately:

•	Notify Compliance by uploading the account information on Star Compliance; Access persons may maintain a brokerage account only with brokers who directly or through a clearing broker provide an electronic feed of account transactions and statements into Star Compliance.

•	If your broker requires delivery instructions (a letter from Crescent to receive duplicate confirms and statements) please contact Compliance.

Changes to an Account

If the information of a brokerage account changes (for example, a change to the name on the account, the account number, or similar change), the Access Person must notify Compliance immediately by updating the account information on Star Compliance to ensure that duplicate confirmations and broker statements continue to be sent electronically to Crescent.

Closing an Account

Once an account has been closed, the Access Person must immediately notify Compliance and provide adequate evidence of account closure, typically notice directly from brokerage firm.

Preclearance Procedures

General Principles Regarding Securities Transactions

Each Access Person must obtain preclearance approval for any personal investment transaction in a Security if such Access Person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the Security.

Access Persons must seek preclearance and obtain approval for all non-exempt Securities transactions by logging on to Star Compliance (https://crescent.starcompliance.com/Auth/Login) and filing a Personal Transaction Authorization Form (“PTAF”) for publicly traded securities or a Private Placement Request Form for private placements. Access Persons will be required to supply certain key information and to make certain certifications prior to each time you trade a Security, such as that you have no knowledge that the Security is under active consideration for purchase or sale by Crescent for its clients.

Access Persons may NOT transact in any non-exempt Security until AFTER Star Compliance (or the CCO or other Compliance Officer) delivers written approval to trade (typically via email).

Each approval to transact a non-exempt Security (other than a Private Placement, discussed below) is valid ONLY on the day the approval is given plus the business day following the day that you obtain preclearance approval. If the transaction is not completed within this time period, Access Persons must submit a new PTAF and obtain a new preclearance approval, including one for any unexecuted portion of the transaction, or you must cancel the unexecuted portion of the transaction.

The defined approval window may significantly impede the use of limit orders, which if used must be structured in adherence with the preclearance time limits. Post approval is not permitted under this Code of Ethics. If Crescent determines that an Access Person completed a trade before approval or after the clearance expires, you will be considered to be in violation of the Code of Ethics.

Note that decisions on preclearance requests ordinarily will be given on the day you request it if it is received before the daily processing cutoffs of 6:30AM, 9:30AM, and 12PM Los Angeles Time and 9:30AM, 12:30PM, and 3PM New York time. However, circumstances may delay such decisions and under no circumstance may an Access Person transact in a non-exempt Security without written approval, even after filing a preclearance request.

A request to transact in a private placement is initiated on Star Compliance by accessing the PTAF, which will redirect the user to the Private Placement Request Form when a “yes” response is entered to the question, “Is this trade request for a Private/Limited Offer?” Once the Private Placement Request Form is completed and submitted, you will receive notice of approval or denial in writing usually within one day. If approval is granted, that approval remains valid until the transaction is completed. Because private placements typically are not transacted through or held in a brokerage account, after the completion of a private placement transaction, an Access Person must ensure that the holding is accurately reflected in their holdings report on Star Compliance.

•	Exceptions

Preclearance is not necessary for Exempt Securities and Non-Discretionary Accounts. Note that while preclearance is not required for Non-Discretionary Accounts, certain Non-Discretionary Accounts are subject to certain of the reporting requirements specified below. Separate certification procedures will apply for Securities executed on behalf of Outside Fiduciary Accounts in lieu of preclearance.

Additional, transactions in a Crescent private fund need not be pre-cleared or reported on Star Compliance.

Trading Restrictions

This policy governs your investments in Securities. No Access Person may purchase or sell, directly or indirectly, for his or her own account, or any account in which he or she may have beneficial interest including:

•	Any Security that Crescent is buying or selling for its clients, until such buying or selling is completed or cancelled.

•	Any Security that to his or her knowledge is under active consideration for purchase or sale by Crescent for its clients.

•	Any Security subject to a restriction on personal investment transactions adopted by Crescent.

•	Any Crescent Capital BDC, Inc. (“CCAP”) or Crescent Private Income Corp. (“CPCI”) security except in strict compliance with all of the requirements herein including the Additional Requirements for Trading in the Securities of Crescent Capital BDC, Inc., infra at p. 8.

Remember these are limits on what you can do directly or indirectly, for your own account or for any account in which you may have a “beneficial interest.” Except as otherwise noted below, the trading restrictions do not apply to Outside Fiduciary Accounts.

For any securities transaction in which an Access Person has a direct or indirect beneficial ownership interest, he or she may not:

•	Enter into an uncovered short sale.

•	Write an uncovered option.

•	Acquire any non-exempt Security in an IPO.

•	Transact in Securities offered in a hedge fund, other Private Placements, or other Limited Offering (other than those sponsored by Crescent) without the prior approval.

o	A request for approval to purchase a private placement is made by submitting a Private Placement Request Form to Compliance via Star Compliance as discussed above. When considering approval, the CCO will take into consideration whether the investment opportunity you have been offered should be reserved for Crescent’s clients and whether the opportunity is being offered to you by virtue of your position with Crescent. If you or your department wants to purchase on behalf of a Firm client the Security of an issuer or its affiliate where you have a beneficial interest (including through an Outside Fiduciary Account) in the Securities of that issuer through Private Placements, you must first disclose your interest to the CCO. In such an event, the CCO will independently review the proposed investment decision. Written records of any such circumstance will be maintained by the CCO.

o	A request for transfer of interest in Firm sponsored Private Placements, other than estate planning or those that are court-mandated, require preapproval from the CCO.

o	A request for sale is made by submitting in the same manner as a request to purchase.

•	Purchase or sell any Security that is subject to a Firm wide restriction or a department restriction by his or her department. An exemption to trading a restricted list security may be granted under certain conditions, such as when the request occurs outside of a restricted time window person or is confirmed not to violate an Information Barrier, or when the purchase will not violate agreements with issuers or not exceed regulations relating to quantities of the Security that may be held by Crescent.

•	Trade excessively in violation of the prospectuses to mutual funds advised or sub-advised by Crescent.

Additional Requirements for Trading in the Securities of CCAP

Open Trading Windows

Before purchasing or selling, either personally or on behalf of others, any of the common stock or other outstanding securities of CCAP, Access Persons must seek preclearance as described above under “Preclearance Procedures.” Approval will only be granted during an open window period for trading in the securities of CCAP (an “Open Trading Window”). Compliance will send email notices to all Crescent employees upon the commencement and end of any Open Trading Window. An Open Trading Window will commence no earlier than 48 hours after the release of CCAP’s quarterly or annual earnings, and will end on the earlier of: 1) two weeks after the commencement of the Open Trading Window; or 2) on such other date as is determined by the CCAP CCO (the “Open Trading Window”). However, there is no guarantee that an Open Trading Window will commence in any particular quarter, and Open Trading Windows may be brief and infrequent, depending upon the circumstances.

Trading during Open Trading Windows should not be considered a “safe harbor,” and all Insiders should use good judgment at all times. If an Insider is in possession of material nonpublic information, even during an Open Trading Window, then the Insider should not trade in CCAP securities until the information has been made publicly available or is no longer material.

Transactions Pursuant to Approved 10b5-1 Trading Plans

The prohibitions on trading CCAP set forth above do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement (a “Rule 10b5-1 Plan”) pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 (“Exchange Act”) that: (i) has been reviewed and approved by the CCO or another member of the Compliance Department; (ii) was entered into in good faith by the Access Person during an Open Trading Window, at a time when the person was not in possession of material nonpublic information about CCAP, and could have otherwise engaged in a transaction in CCAP securities pursuant to the terms of this Policy; and (iii) (A) explicitly specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (B) includes a written formula or algorithm, or computer program, or other objective parameters, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; or (C) gives a third party the discretionary authority to execute such purchases and sales, outside the influence or control of the Access Person, so long as such third party does not possess any material nonpublic information about CCAP.

Additional Requirements for Trading in the Securities of CPCI

Shares of common stock of CPCI are offered monthly at a price equal to the then-current net asset value per share, as described in CPCI’s current prospectus. CPCI expects to offer to repurchase its common stock on a quarterly basis. Otherwise there is currently no market for CPCI common stock, no such market may develop in the future. Before purchasing or selling, either personally or on behalf of others, any of the common stock or other outstanding securities of CPCI, Access Persons must obtain preclearance from the Compliance department. Please contact the Compliance department if you intend to purchase or sell CPCI securities.

Additional Restrictions on Trading in CCAP Securities

Access Persons are prohibited from:

•	buying or selling options, including puts or calls, or other derivative securities (other than derivative securities issued by the Corporation, such as convertible notes) based on CCAP or CPCI securities;

•	engaging in the short sale of CCAP or CPCI securities

•	pledging CCAP or CPCI securities as collateral for a loan; or

•	entering into hedging or monetization transactions or similar arrangements with respect to CCAP or CPCI securities.

CCAP and CPCI Section 16 Reporting Requirements

Access Persons who are officers or directors of CCAP or CPCI are subject to various reporting requirements under Section 16 of the Exchange Act, with respect to their ownership of and transactions in CCAP or CPCI securities. Please refer to “Section 16 Reporting Policies and Procedures” in the CCAP or CPCI Compliance Manuals for additional information.

Additional Restrictions for Investment Personnel

Investment Personnel are subject to the additional trading restrictions listed below unless they have received specific confirmation to the contrary from the CCO. Note that an individual’s status or duties may change, which could result in him or her becoming subject to the same trading restrictions as the Investment Personnel. If you have any questions resulting from such a change, you should contact Compliance.

Investment Personnel should seek to avoid frequent:

•	Profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities other than Exempt Securities within 60 calendar days. This applies to any Security, whether or not it is held in any client portfolio at Crescent. A LIFO system will be used to match transactions (meaning most recent purchases will be matched against a given sale or that the most recent sales will be matched against a given purchase). You also should note that this policy may effectively limit the utility of options trading and short sales of Securities and could make legitimate hedging activities less available. Any profits realized on such short-term trades may be subject to disgorgement at the discretion of the CCO.

Additionally, no Portfolio Manager may:

•	Purchase or sell any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days BEFORE that Security is bought or sold on behalf of any Firm client for which the portfolio manager serves as portfolio manager. Violation of this prohibition will require reversal of the transaction, and any resulting profits will be subject to disgorgement.

•	Purchase any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days AFTER that Security is sold on behalf of any Firm client for which the Portfolio Manager serves as portfolio manager.

•	Sell any Security for his or her own account or any Outside Fiduciary Account for a period of 10 calendar days AFTER that Security is bought on behalf of any Firm client for which the Portfolio Manager serves as portfolio manager.

Any profits required to be disgorged will be given to a charity under Crescent’s direction.

Securities or Transactions Exempt from Personal Investment Transactions Policy

Personal investment transactions in Exempt Securities are still subject to Crescent’s policy on inside information and may be subject to reporting requirements as described below.

Exempt Securities Chart

The following table summarizes the preclearance and reporting requirements for Securities or transactions that are exempt from some aspects of the personal investment transactions policy.

Type of Exempt Securities or Transactions	Preclearance	Reporting of transactions on Quarterly Reports	Reporting of transactions on Initial and Annual Report
Government Securities (defined only as direct obligations of the federal, state or local government including agencies).	No	No	No
Bank Certificates of Deposit.	No	No	No
Bankers’ Acceptances.	No	No	No
High quality short-term debt instruments (investment grade, maturity not greater than 13 months) including commercial paper, repurchase agreements, variable rate municipal bonds and other securities that are cash equivalents determined by the CCO.	No	No	No

Shares in money market mutual funds.

Note that other types of securities that are sold as money market equivalents are subject to all aspects of the policy unless an exemption is granted by Compliance.

	No	No	No
Mutual Fund Shares in open-end investment companies.	No	No	No

Type of Exempt Securities or Transactions	Preclearance	Reporting of transactions on Quarterly Reports	Reporting of transactions on Initial and Annual Report
Exchange Traded Funds (ETF) (excluding Single-Stock ETF, which must be pre-cleared and reported)	No	Yes	Yes
Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds not advised by Crescent.	No	No	No
Stock index futures and nonfinancial commodities (e.g., pork belly contracts).	No	No	No
Securities purchased on behalf of an Access Person in a Non-Discretionary Account. (i) which you, your spouse, your domestic partner, or your significant other established,	No preclearance of trades required but when the account is opened it must be reported and acceptable evidence of its non-discretionary nature must be provided to Compliance.	Yes, but only report the existence of the brokerage account and not the trades done in it.	Yes, but only report the existence of the brokerage account and not the trades done in it.

(ii) which you, your spouse, your domestic partner, or your significant other did not establish.	No	No	No

Type of Exempt Securities or Transactions	Preclearance	Reporting of transactions on Quarterly Reports	Reporting of transactions on Initial and Annual Report
Securities purchased or sold through an Auto-Trade	No	Yes	Yes
Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights were so acquired.	No	Yes	Yes
Interests in Firm-sponsored limited partnerships or other Firm-sponsored private placements.	No, unless a transfer.	Yes	Yes
Securities acquired in connection with the exercise of an option.	No, unless cash is received in connection with exercise of the option (a simultaneous sale of the security upon exercise of the option).	Yes, security received must be reported.	Yes
Rule 10b5-1 Plans must be approved prior to being entered into. Once approval for the Rule 10b5-1 Plan is received, transactions pursuant to the plan will not require preclearance.	Yes, prior to approval of the Rule 10b5-1 Plan.	Yes	Yes

Reporting of Transactions

Access Persons must file all reports online via Star Compliance in a complete and accurate manner to ensure their accuracy and completeness. Transactions include purchases, sales and corporate actions such as mergers, spin-offs and dividend issuance. Your failure to do so may result in your trade requests being denied.

You are charged with the responsibility for the timely submission of reports. Any effort by Crescent to facilitate reporting process does not change or alter that responsibility.

Initial Holdings Reports

All Access Persons are required to file an Initial Holdings Report listing all Securities (other than holdings in Non-Discretionary Accounts) and all accounts in which the person has a beneficial interest within 10 calendar days of becoming an Access Person. All information in Initial Holdings Reports must be current as of a date not more than 45 days prior to the date the person became an Access Person.

Quarterly Reports

All Access Persons must submit quarterly reports of personal investment transactions not later than the 30th calendar day of January, April, July, and October. Please note that if the 30th calendar day falls on a weekend or holiday, there is no extension for filling your reports on the next business day. Transactions include purchases, sales and corporate actions such as mergers, spin-offs, stock splits and stock dividend issuance. No reporting of cash dividends is required. Every Access Person must file a quarterly report when due even if such person made no purchases or sales of Securities during the period covered by the report.

Annual Holdings Reports

All Access Persons are required to submit each year on or before January 30th an Annual Holdings Report that provides a listing of all accounts and Securities that the person has a beneficial interest in as of December 31 of the preceding year (other than holdings in Non-Discretionary Accounts). Please note that if the 30th calendar day falls on a weekend or holiday, there is no extension for filling your report on the next business day. See the chart above for the list of Exempt Securities that do not have to be reported. All information in Annual Holdings Reports must be current as of a date not more than 45 calendar days prior to the date the report is submitted.

Annual Compliance Certification

All Access Persons are required to submit via Star Compliance an Annual Compliance Certification containing a certification regarding compliance with the Code of Ethics on or before January 30 of the subsequent year.

If you are an Access Person, you must timely submit (no extension available):

Report Name	When Due
Initial Holdings Report	Within 10 calendar days of becoming an Access Person

Quarterly Reports	Within the 30th calendar days of January, April, July, October
Annual Holdings Report	By January 30 of each year
Annual Compliance Certification	By January 30 of each subsequent year

Other Employee Conduct

Personal Financial Responsibility

Properly managing your personal finances is important, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to consequences that are more serious for employees in positions of trust.

Personal Loans

You are not permitted to borrow from clients or from providers of goods or services with whom Crescent deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

Taking Advantage of a Business Opportunity That Rightfully Belongs To Crescent

Employees must not take for their own advantage a business opportunity that rightfully belongs to Crescent. Whenever Crescent has been actively soliciting a business opportunity, or the opportunity has been offered to it, or Crescent’s funds, facilities, or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to Crescent and not to employees who may be in a position to divert the opportunity for their own benefits.

Examples of improperly taking advantage of a corporate opportunity include:

•	selling information to which an employee has access because of his/her position,

•	acquiring any real or personal property interest or right when Crescent is known to be interested in the property in question,

•	receiving a commission or fee on a transaction that would otherwise accrue to Crescent, and

•	diverting business or personnel from Crescent.

Disclosure of a Direct or Indirect Interest in a Transaction

If you or any family member have any interest in a transaction (whether the transaction is on behalf of a client or on behalf of Crescent), that interest must be disclosed, in writing, to the CCO. Disclosure will allow assessment of potential conflicts of interest and how they should be addressed. You do not need to report any interest that is otherwise reported in accordance with the Personal Securities Transactions policy. For example, conducting business with a vendor or service provider who is related to you or your family, or with a vendor or service provider for which a parent, spouse, or child is an officer should be disclosed.

Corporate Property or Services

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to Crescent, unless approved, in writing, by the CCO. The purchase or acceptance of corporate property or use of the services of other employees in the course of their duties at Crescent for personal purposes also is prohibited.

Use of Crescent Stationery

Using official corporate stationery for either personal correspondence or other non-job-related purposes is inappropriate.

Giving Advice to Clients

Crescent cannot practice law or provide legal advice. You should avoid statements that might be interpreted as legal advice. You should refer questions in this area to the CCO. You also may not give clients advice on tax matters, the preparation of tax returns, or investment decisions, with the exception of situations that may be appropriate in the performance of an official fiduciary or advisory responsibility, or as otherwise required in the ordinary course of your duties.

Exemptive Relief

The CCO will review and consider any proper request of an Access Person for relief or exemption from any remedy, restriction, limitation or procedure contained in this Code of Ethics that is claimed to cause a hardship for such an Access Person or that may involve an unforeseen or involuntary situation where no abuse is involved. Exemptions of any nature may be given on a specific basis or a class basis determined by the CCO. The CCO also may grant exemption from Access Person status to any person or class of persons it determines does not warrant such status. Under appropriate circumstances, the CCO may authorize a personal transaction involving a security subject to actual or prospective purchase or sale for clients, where the personal transaction would be very unlikely to affect a highly institutional market, where a Crescent officer or employee is not in possession of inside information, or for other reasons sufficient to satisfy the CCO that the transaction does not represent a conflict of interest, involve the misuse of inside information or convey the appearance of impropriety. The CCO shall meet on an ad hoc basis, as deemed necessary upon written request by an Access Person, stating the basis for his or her request for relief. A grant of exemptive relief is in the sole discretion of the CCO.

Reporting Illegal or Suspicious Activity - “Whistleblower Policy”

Crescent is committed to high ethical standards and compliance with the law in all of its operations. Crescent believes that its employees are in the best position to provide early identification of significant issues that may arise with compliance with these standards and the law. Crescent’s policy is to create an environment in which its employees can report these issues in good faith without fear of reprisal.

Crescent’s practice is that all employees report illegal activity or activities that do not comply with Crescent’s formal written policies and procedures, including our Code of Ethics, to assist Crescent in detecting and putting an end to fraud and unlawful conduct. To that end, Crescent has adopted the Whistleblower procedures below. Reports under the Whistleblower procedures will not be anonymous, but these reports by a reporting employee will be held confidentially by Crescent except in extraordinary and limited circumstances.

Crescent expects employees to exercise the Whistleblower Policy responsibly. If an employee believes a policy is not being followed because it is merely being overlooked, the normal first recourse should be to bring the issue to the attention of the party charged with the operation of the policy.

In most cases, an employee should be able to resolve issues or concerns with his or her manager or, if appropriate, other line management senior to their manager. However, instances may occur when this recourse fails or you have legitimate reasons to choose not to notify management. Examples include, but are not limited to, circumstances in which the report involves your manager or the manager fails to respond. In such cases, Crescent has established a system for employees to report illegal activities or non-compliance with Crescent’s formal written policies and procedures.

An employee who has a good faith belief that a violation of law or failure of compliance may occur or is occurring has a right to come forward and report under this Whistleblower Policy. “Good faith” does not mean that a reported concern must be correct, but it does require that the employee believes that they are fully disclosing truthful information.

Reports may be oral, by telephone or interview, or in writing by letter, memorandum, or e-mail. The employee making the report must identify himself or herself. The employee also should clearly identify that they are making a report pursuant to this Reporting of Illegal or Suspicious Activity Policy. The employee should make the report to the CCO or other Compliance Officer as circumstances may dictate.

A Crescent officer or manager may conduct the investigation, in consultation with the CCO. Alternatively, depending on the nature of the matters covered, the CCO may conduct the investigation or direct it be conducted by an external party. In all cases, the investigation will be conducted diligently and any appropriate action shall be taken.

Crescent understands the importance of maintaining confidentiality of the reporting employee to make the Whistleblower right effective. Therefore, Crescent will keep the identity of the employee making the report confidential, except to the extent that disclosure may be required by law, a governmental agency, or self-regulatory organization, or as an essential part of completing the investigation determined by the CCO. Any disclosure shall be limited to the minimum required. The employee making the report will be advised if confidentiality cannot be maintained.

The CCO will follow up on the investigation to make sure that it is completed, that any non-compliance issues are addressed, and that no acts of retribution or retaliation occur against the person(s) reporting violations or cooperating in an investigation in good faith.

The CCO will report to Crescent’s Managing Partners concerning the findings of any investigation they determine involved a significant non-compliance issue.

If an employee elects not to report suspected unlawful activity to Crescent, the employee may make a report anonymously by calling a designated hotline at (866) 737-3559 or submitting a report online at https://www.clearviewconnects.com (the hotline and website are maintained by an independent provider that will maintain the anonymity of the reporting person); or (ii) contact the California Office of the Attorney General’s whistleblower hotline at (800) 952-5225. In the case of the latter, the Attorney General shall refer calls received on its whistleblower hotline to the appropriate governmental authority for review and possible investigation.

Note that submitting a report known to be false is a violation of this Reporting of Illegal or Suspicious Activity Policy.

Code of Ethics: Insider Trading

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Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-Public Information by such investment adviser or any associated person. Federal Securities Laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of Material Non-Public Information;

•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

•	Trading by a non-insider who obtained Material Non-Public Information through unlawful means such as computer hacking; and

•	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

What Information is Material?

Information is considered material if a reasonable investor would consider the information as important in making their investment decision or the disclosure of the information is reasonably certain to have a substantial effect on the market price of the security. Many types of information may be considered material, including, without limitation, knowledge of:

•	Dividend or earnings announcements;

•	Asset write-downs or write-offs;

•	Additions to reserves for bad debts or contingent liabilities;

•	Expansion or curtailment of company or major division operations;

•	Merger, joint venture announcements;

•	New product/service announcements;

•	Discovery or research developments;

•	Criminal, civil and government investigations and indictments;

•	Pending labor disputes;

•	Debt service or liquidity problems;
•	Bankruptcy or insolvency;

•	Tender offers and stock repurchase plans; and

•	Recapitalization plans.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Non-Public Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. Advance notice of forthcoming secondary market transactions could also be material.

Supervised Persons should consult with the General Counsel (“GC”) or other member of Crescent Legal (“Legal”) or a member of Compliance, if there is any question as to whether non-public information is material.

What Information is Non-Public?

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. The confirmation by an insider of unconfirmed rumors, even if the information in question was reported as rumors in a public form, may be non-public information. Examples of the ways in which non-public information might be transmitted include, but are not limited to:

•	In person;

•	In writing;

•	By telephone;

•	During a presentation;

•	By email, instant messaging, or Bloomberg messaging;

•	By text message or through Twitter; or

•	On a social networking site such as Facebook or LinkedIn.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Supervised Persons should consult with Legal or Compliance if there is any question as to whether material information is non-public.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits and jail sentences. Further, fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided. Crescent will self-supervise employees trading on insider trading.

Risks

In developing these policies and procedures, Crescent considered the material risks associated with insider trading. This analysis includes risks such as:

•	Supervised Persons place trades in personal and/or Client accounts based on Material Non-Public Information;

•	Supervised Persons pass Material Non-Public Information on to others;

•	Supervised Persons are not aware of what constitutes Material Non-Public Information;

Crescent has established the following guidelines to mitigate these risks.

Policies and Procedures

Supervised Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of Crescent’s Clients. Crescent’s Insider Trading Policies and Procedures apply to all Supervised Persons, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Supervised Person is an officer, director, or 10% or greater stockholder, as well as transactions by partnerships of which the Supervised Person is a partner unless the Supervised Person has no direct or indirect control over the partnership.

Procedures for Recipients of Material Non-Public Information

If a Supervised Person has questions as to whether they are in possession of Material Non-Public Information, they should speak to no one about the matter except to inform Legal or Compliance as soon as possible. Legal or Compliance will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe consequences to reputation and the penalties imposed on individuals and firms engaging in Insider Trading, a Supervised Person:

•	Must immediately report the potential receipt of Material Non-Public Information;

•	Must not trade the securities of any company about which they may possess Material Non-Public Information, or derivatives related to the issuer in question;

•	Must not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position; and

•	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Non-Public Information until Legal or Compliance prescribes an appropriate course of action.

If Legal or Compliance determines that the information is material and non-public, Legal or Compliance will include any affected securities on the Crescent Restricted List, including a description of the information, its source and date received. The Restricted List will be promptly circulated to the relevant Product Groups upon any changes and the Crescent Restricted List will be updated in StarCompliance and Everest for monitoring purposes. Crescent Product Groups and their Supervised Persons will not place any trades in securities for which they have Material Non-Public Information. Depending on the relevant facts and circumstances, Legal or Compliance may also take some or all of the following steps:

•	Review the emails of the affected Supervised Persons more frequently;

•	Forbid other Supervised Persons from seeking to obtain the information; and

•	Conduct key word searches of all Supervised Persons’ emails for the information in question.

Trading in affected securities may resume when Legal or Compliance determines that the information has become public and/or immaterial. At such time, Legal or Compliance will remove it from the Crescent Restricted List and indicate the date that trading was allowed to resume, the reason for the resumption. Please see the Information Barriers policy below for further details.

Selective Disclosure

Non-public information about Crescent’s investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Supervised Persons must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of Legal or Compliance. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that Crescent owes to its Clients.

Relationships with Potential Insiders

Crescent’s Clients, Investors, third-party research providers, portfolio companies, and advisory board members may possess Material Non-Public Information. Access to such information could come as a result of, among other things:

•	Being employed by an issuer (or sitting on the issuer’s board of directors);

•	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

•	Accessing an Alpha-capture system that receives information from insiders;

•	Sitting on an issuer’s creditors committee;

•	Serving as an elected official, or otherwise being involved in non-public political processes;

•	Meetings or idea dinners with investment bankers or other connected individuals;

•	Personal relationships with connected individuals; and

•	A significant other’s involvement in any of the preceding activities.

Individuals with access to Material Non-Public Information may have an incentive to disclose the information to Crescent due to the potential for personal gain. Supervised Persons should be extremely cautious about investment recommendations or information about issuers received from Clients, Investors, third-party research providers, and advisory board members. Supervised Persons should inquire about the basis for any such recommendations or information, and should consult with Legal or Compliance if there is any appearance that the recommendations or information is based on Material Non-Public Information.

If a Supervised Person expects that discussions with an outsider might involve the transmission of Material Non-Public Information, the Supervised Person should disclose whether Crescent is an insider, and should seek a representation regarding the counterparty’s status as a potential insider. When practicable, the Supervised Person should communicate the disclosure and representation by email. The Supervised Persons should consult with Legal or Compliance if there is any question about the appropriate types of information that can be provided to or received from an outside individual or entity.

Intentional Receipt of Non-Public Information about Issuers

In certain circumstances, Crescent may intentionally obtain non-public information about issuers. For example, the Company might be provided with non-public information in connection with certain types of debt investments. Because the Firm’s receipt of non-public information about an issuer may limit our ability to trade in the issuer’s public securities, Crescent must carefully consider the benefits and limitations before receiving non-public information.

Confidentiality and Non-Disclosure Agreements

Only the authorized signatories within each Crescent Product Group are permitted to sign confidentiality agreements on Crescent’s behalf in connection with the potential receipt of non-public information. Each executed confidentiality agreement must include the Compliance Group copied on the communication. Legal or Compliance will include the name of any affected securities to the Crescent Restricted List.

Virtual Data Sites

When a Supervised Person wishes to access non-public documents or databases on the private side of a virtual data site (e.g., DebtDomain, SyndTrak, Intralinks), they must promptly notify Legal or Compliance to ensure that any affected securities are included on the Crescent Restricted Lists. Supervised Persons should transmit such information using the Information Barrier Workflow under the Legal Portal located on CrescentConnect at https://crescentcap.sharepoint.com/sites/legal/SitePages/Home.aspx

Information Barriers

Crescent has implemented Information Barrier procedures designed to “quarantine” or “isolate” one or more Product Groups from one another. While the Crescent Credit Solutions, Direct Lending, and Special Situations Product Groups primarily transact in private securities, the Capital Markets Product Group is most likely to transact in public securities and, therefore, Crescent has implemented physical controls by locating the members on a separate floor of Crescent’s principal office building. Furthermore, each Product Group maintains a separate secured drive on the Crescent network to ensure that investment research is shared only with the members of that relevant Product Group. Crescent has also implemented Information Barrier procedures designed to “quarantine” or “isolate” material nonpublic information held by its Product Groups from other investment advisers within the Sun Life organization (e.g., SLC Management, BentallGreenOak, InfraRed Capital Partners and Advisors Asset Management).

Promptly upon receiving material nonpublic information or executing a nondisclosure agreement for such information, a Supervised Person should notify Legal and Compliance of their receipt of deal-specific information by completing the Information Barrier Workflow found on CrescentConnect. (See, link in the paragraph above.)

The Capital Markets Restricted List and Private Product Groups Restricted List are maintained separately and distributed only to members of the relevant Product Group. Additionally, a global Crescent Restricted List is compiled and uploaded to StarCompliance and Everest upon any changes.

Supervised Persons must be mindful not to conduct conversations regarding inside information in public areas where it may be overheard.

Pre-Set 10b5-1Trading Plans

Rule 10b5-1 under the Exchange Act may permit pre-planned trading in Securities about which an individual or entity possesses Material Non-Public Information. By documenting a Rule 10b5-1 Plan prior to the receipt of Material Non-Public Information, Crescent or its Supervised Persons may be able to show that trades were not made based on the Material Non-Public Information. A Rule 10b5-1 Plan must be established in good faith prior to the receipt of Material Non-Public Information, must define specific trading parameters that will be followed consistently, and must be implemented by a third party.

Neither Crescent nor any Supervised Person may establish or trade on a Rule 10b5-1 Plan without written pre-approval from the CCO.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to Crescent’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Supervised Persons. Supervised Persons are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons of Crescent and other market participants and trading counterparties. Supervised Persons should consult with Legal or Compliance regarding questions about the appropriateness of any communications.

Expert Networks

Crescent’s Supervised Persons may consult with paid industry experts as part of the Company’s research process. Crescent typically contacts such consultants through Gerson Lehrman Group (GLG) and AlphaSights, and/or other sources.

Supervised Persons who wish to speak with a paid industry expert must:

•	Provide biographical information about the expert to the CCO;

•	Provide a description of the topics to be discussed with the expert to the CCO;

•	Obtain written pre-clearance from the CCO;

•	Tell the expert at the beginning of the meeting about the topics that are likely to be discussed and confirm that the expert is allowed to discuss such topics;

•	Tell the expert at the beginning of the meeting that Crescent does not want to receive any information:

o	about the expert’s employer or affiliated entities,

o	about prior employers, or affiliated entities, of the expert during the past six months;

o	that the expert is prohibited from disclosing; or

o	that may be Material Non-Public Information.

•	Ask the expert whether he or she is permitted by his or her employer to engage in paid consultations; and

•	Immediately report the receipt of any potentially Material Non-Public Information to the CCO.

Crescent anticipates that the CCO will not approve any conversations about an issuer with an expert who worked for the issuer during the past 12 months.

Before approving the use of an expert network provider such as GLG and AlphaSights, the CCO will obtain and review the relevant company’s policies prohibiting experts from disclosing Material Non-Public Information. The CCO may also periodically chaperone meetings with paid industry experts in order to understand the types of information that are discussed, review sampled email correspondence involving paid industry experts, monitor the frequency with which various experts are being used, and/or compare particularly profitable trading to Crescent’s past contacts with industry experts.

Code of Ethics: Gifts and Entertainment

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Background

Supervised Persons may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient.

Risks

In developing these policies and procedures, Crescent considered the risk that Supervised Persons would be improperly influenced by excessive gifts or entertainment. Crescent also considered the risk that Supervised Persons would try to use gifts or entertainment to exert improper influence on another individual or entity. Crescent established the following guidelines to mitigate these risks.

Policies and Procedures

Guiding Principles

Crescent holds its Supervised Persons to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statutes in the U.S. and the U.K. are broadly written, so Supervised Persons should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Specific Policies and Procedures

Supervised Persons’ Receipt of Entertainment – Supervised Persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature and the business partner providing the business entertainment attends the event. If the estimated cost or value of the Supervised Person’s portion of the entertainment is greater than $250, then the Supervised Person must report his/her attendance to the Compliance Group within 30 calendar days of receipt. The Gift and Entertainment Request/Report Form is available on the Crescent’s Connect Compliance page to both request and report gifts and entertainment as required by the procedures. Supervised Persons must obtain pre-approval from Compliance to receive business entertainment with an estimated value greater than $750 per person.

Supervised Persons’ Receipt of Gifts – Supervised Persons must report their receipt of gifts over $100 to the Compliance Group within 30 calendar days of receipt. Supervised Persons should not circumvent the reporting policy by accepting numerous gifts below the de minimis threshold. The CCO may determine that a gift over $100 is excessive and require the Supervised Person to return the gift or take other appropriate steps to avoid the appearance of a conflict of interest.

Crescent expects that it will bear the costs of employee travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than Crescent they should be treated as a gift to the employee for purposes of this policy and must be pre-approved by Compliance.

Shared gifts such as holiday baskets or lunches delivered to Crescent’s offices, which are received on behalf of the Company and do not have any estimated per person cost greater than $100, do not require reporting. Also, promotional items valued at less than $100 that clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats and umbrellas. No employee may accept a gift in cash or cash equivalents such as gift cards.

Crescent’s Gift and Entertainment Giving Policy – Crescent and its Supervised Persons are prohibited from giving gifts or entertainment that may appear lavish or excessive, and with respect to any Client, Investor, prospect, or individual or entity that Crescent does, or is seeking to do, business with must:

•	report within 30 days the giving of any gift greater than $100;
•	obtain pre-approval for gifts greater than $750 in value;
•	obtain pre-approval for entertainment exceeding $750 per person; and
•	obtain pre-approval for any gift and entertainment:
o	in excess of $250 in aggregate per year to a labor union or a union official or ERISA plan fiduciary;
o	to a domestic federal, state or local government officer, employee or other instrumentality, including but not limited to any such entity requiring lobbyist registration or reporting; and
o	to a non-U.S. government officer, employee or other instrumentality,

IMPORTANT NOTE: Supervised Persons who are Registered Representatives with a registered broker dealer must comply with the more restrictive gifts and entertainment limitations imposed by FINRA Rules as well as all of the broker dealer’s Written Supervisory Procedures when engaging in marketing activities relating to a Crescent Private Fund or other security.

Supervised Persons shall seek and obtain such approvals and makes such report reports using the Gift and Entertainment Request/Report Form available on Crescent’s Home Page under Forms and Documents – Legal and Compliance.

A Crescent representative must attend the business entertainment provided; otherwise it will be considered a gift to the recipient.

Gifts and Entertainment Given to Union Officials – U.S. Department of Labor (“DOL”) regulations require Crescent to report (within 90 days of fiscal year end) the aggregated value of all gifts and entertainment in excess of $250 per fiscal year provided by Crescent or one of its Supervised Persons to a labor union or a union official on DOL Form LM-10. Consequently, Supervised Persons shall promptly, and in all events no later than 30 calendar days, report to Compliance (on the Gift and Entertainment Request/Report Form) all gifts and entertainment provided to labor unions or union officials.

Gifts and Entertainment Given to ERISA Plan Fiduciaries – Crescent is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, a Supervised Person must obtain Compliance approval before providing any gifts and entertainment in excess of $250 per year to an ERISA plan fiduciary.

Gifts and Entertainment in Connection with Lobbying Activities – Because of the strict limits on and reporting requirements applicable to gifts and entertainment involving state officials and other persons covered by state lobbying laws, Crescent prohibits the giving of gifts or entertainment, including campaign contributions, to any such person. Supervised Persons involved in lobbying activities should carefully review the California Lobbying Procedures contained herein under Marketing and Advertising.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. Crescent and its Supervised Persons must comply with the spirit and the letter of the FCPA at all times. Supervised Persons must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA. Supervised Persons must pre-clear any gift or entertainment in connection with this policy.

Restrictions on Accepting Any Gifts, Entertainment or Other Benefits from Crescent Due to Conflicts of Interest

This guidance is intended for situations where any gifts, entertainment or other benefits are provided or offered to you by Crescent. If you have immediate family members who are either a Client, Investor or potential Investor or an elected official, appointed official or employed by a government entity, you are subject to the restrictions below on accepting any gifts, entertainment, or other benefits (not related to your status as an employee of Crescent (e.g. salary and employment benefits)). This will help to avoid any potential conflict of interest between Crescent and its governmental entity clients or potential clients. To the extent there are any questions or situations that require further evaluation, please discuss with Compliance.

Don’ts	Dos

•

Do not accept any gifts or entertainment even if it is within the prescribed thresholds

•

Do not accept any other benefits (not related to your status as an employee of Crescent (e.g., salary and employment benefits)) which your immediate family member will enjoy or participate in

•

Do not participate in any raffles or prizes (i.e., airline mile awards, tickets to a sports game, etc.

• Report to Compliance immediately about any potential conflicts of interest • Report to Compliance if there is any change to the immediate family member’s role

Exceptions to Gift Policy - Gift requirements (whether the gift is given or received) do not apply to personal gifts to or from immediate family members (parents, children, grandparents, siblings, spouse, in-laws) who also happen to be Clients, Investors, or persons with whom the Firm conducts business where the gift is unrelated to the Firm’s business. The Firm will not reimburse an employee for such personal gifts.

Additionally, the policy does not apply to occasional personal gifts to others (such as a wedding gift or a congratulatory gift for the birth of a child) where a non-business interpersonal relationship exists. Typically, the Firm will not reimburse an employee for such a gift, but there may be circumstances under which reimbursement is appropriate. If an employee desires to give such a gift and intends to seek reimbursement from the Firm, the employee must seek and obtain Compliance approval prior to making the gift.

Code of Ethics: Political and Charitable Contributions

Background

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients or investors.

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

•	Registered investment advisers;
•	Advisers that would be required to register with the SEC but for the “foreign private advisor” exemption provided by Section 203(b)(3) of the Advisers Act, or that are exempt reporting advisers;
•	Firms that solicit clients or investors on behalf of the types of advisers described above; and
•	“Covered associates” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly as any gift, subscription, loan, advance, or deposit of money or anything of value made for:

•	The purpose of influencing any election for Federal, State or local office;
•	Payment of debt incurred in connection with any such election; or
•	Transition or inaugural expenses of the successful candidate for State or local office.

The SEC’s enforcement staff has interpreted contributions to include substantive donations of an adviser’s communications networks and other resources. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action were done directly.

Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity.”1 This prohibition also applies to “covered associates” of the adviser, including a person who becomes a covered associate within two years after the contribution was made.

1 A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or agency or instrumentality thereof, acting in their official capacity.

A “covered associate” of an adviser is defined to include:

•	Any general partner, managing member or executive officer, or other individual with a similar status or function;

•	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

•	Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

However, there is an exception available for de minimis contributions from a covered associate (i.e., a natural person only) of $150 per election, or $350 per election if the covered associate is eligible to vote in the election.

A narrow exception also is available for a covered associate who inadvertently contributes to an official for whom they are not entitled vote, but timely obtains a return of the contribution. For this exception to be available, all of the following must exist:

•	The contribution must have been made to an official for whom the covered associate is not entitled to vote. The exemption is not available if the covered associate may vote for the official.
•	The covered associate’s aggregate contributions to the official may not have exceeded $350 per election.
•	Crescent must have discovered of the prohibited contribution within four months of the date it was made.
•	The covered associate must obtain a return of the prohibited contribution within 60 days after Crescent learns of the contribution.
•	Crescent has not relied on the exception more than three times (for so long as Crescent has more than 50 employees; if 50 or fewer employees, then two times) per 12-month period and not more than once for each covered associate irrespective of the time period.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.

Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the government entity.

Recordkeeping Obligations

The Advisers Act imposes recordkeeping requirements on registered investment advisers that have any clients or investors in private funds that fall within Rule 206(4)-5’s definition of a “government entity.” Among other things, advisers with “government entity” clients or investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” clients and investors.

Guidance Regarding Bona-Fide Charitable Contributions

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate Rule 206(4)-5.

Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to:

•	Advisers that provide advisory services to a government entity (including, among other things, through the management of a separate account or through an investment in a pooled private fund); and

•	Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity.

Risks

In developing these policies and procedures, Crescent considered the material risks associated with Supervised Persons’ political contributions. This analysis includes risks such as:

•	Supervised Persons make political contributions that limit Crescent’s ability to attract or retain government-related Clients or Investors;

•	Crescent hires or promotes an individual into a role that meets the definition of a “covered associate” without considering the individual’s past political contributions;

•	Crescent inadvertently violates “pay-to-play” regulations, or other applicable laws, because it is unaware of Supervised Persons’ political contributions, or of any solicitation or coordination of political contributions by others;

•	Crescent or its Supervised Persons make charitable contributions that pose actual or apparent conflicts of interest;

•	Crescent obtains referrals for government entity Clients or Investors from individuals or entities that are not eligible “regulated persons,” or that have made disqualifying contributions; and

•	Supervised Persons hold public offices that pose actual or apparent conflicts of interest.

Policies and Procedures

Political Contributions

Contributions to politically connected individuals or entities made by Crescent or Supervised Persons with the intention of influencing such individuals or entities for business purposes are strictly prohibited. All Supervised Persons are subject to the Political Contributions policy; however, not all Supervised Persons are presumed to be covered associates as defined by Rule 206(4)-5. The Compliance Group will maintain a list of Crescent’s covered associates.

A Supervised Person who wants to make a political contribution to any government entity, official, candidate, political party, or political action committee must seek pre-clearance by completing and submitting to Compliance a Political Contribution Request Form (located on the Crescent Home Page under Forms & Document – Legal & Compliance). Pre-clearance is required before you may contribute of anything of value such as cash donations, volunteering your or a family member’s time to aid a political campaign, political party committee, political action committee, or political organization as well as a substantive donation of Crescent’s resources, such as the use of conference rooms or communication systems. If pre-clearance is granted, it is valid only for seven days before and after the intended contribution date indicated by the Supervised Person on the Political Contribution Request Form, unless a different period is approved in writing by the CCO as for example in the case of volunteering one’s time. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5 and applicable state laws, and to the extent practicable, will seek to protect the confidentiality of all information regarding each proposed contribution.

The political contribution pre-clearance requirements stated above apply equally to any family member, regardless of age, of a Supervised Person living in the same house as the Supervised Person. It is the responsibility of each Supervised Person to ensure such family members are aware of Crescent’s political contribution policy and that every such contribution of anything of value by such family member is properly pre-cleared with Compliance.

As part of the new employee onboarding process Human Resources collects information relating to each employee’s past political contributions, specifically contributions made during the six months prior to hire for Supervised Persons who will have no involvement in the solicitation of Clients or Investors, and during the prior two years for those who will have such involvement. Human Resources will promptly provide the details of any such contributions to the CCO for review and any necessary action.

Any political contribution by Crescent, rather than its Supervised Persons, must be pre-cleared by the CCO. The Compliance Group will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule, as well as a list of all Clients and Investors that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

The General Counsel is responsible for reviewing the CCO’s political contribution activities.

Solicitation Arrangements

Crescent will only compensate third parties for referrals of Clients or Investors that are affiliated with government entities if the solicitor is an eligible “regulated person,” as defined by Rule 206(4)-5 under the Advisers Act, and if the solicitor and its covered associates have not made any disqualifying contributions during the past two years.

Legal and the CCO are responsible for reviewing the eligibility of all solicitation arrangements that involve, or are expected to involve, government entities.

Public Office

Supervised Persons must obtain written pre-approval from the CCO prior to running for any public office. Supervised Persons may not hold a public office if it presents any actual or apparent conflict of interest with Crescent’s business activities.

Outside Business Activities

If a Supervised Person is associated with an outside business, such as by serving as an officer or director, the Supervised Person should recuse himself or herself from any decisions regarding that entity’s political contributions. If the Supervised Person believes that the outside business’ political contributions could give even the appearance of being related to Crescent’s advisory activities or marketing initiatives, the Supervised Person must discuss the matter with the CCO. Any outside business activities by the CCO will be reviewed by the General Counsel.

Code of Ethics: Outside Business Activities

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Background

Under certain circumstances and on a case-by-case basis, Crescent may grant permission to Supervised Persons to engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities. Crescent may also grant permission to Supervised Persons to participate in investment clubs. However, such activities can expose the participant to Material Non-Public Information and can otherwise create a variety of conflicts of interest.

Supervised Persons may be subject to compliance risks or conflicts of interest in connection with information or relationships associated with prior employment with other companies.

Risks

In developing these policies and procedures, Crescent considered the risks posed by service with outside organizations and investment clubs, including potential conflicts of interest and access to Material Non-Public Information. Crescent also considered the risks posed by Supervised Persons’ past business relationships. Crescent has established the following guidelines to mitigate these risks.

Policies and Procedures

Outside Business Activities, Directorships and Investment Clubs

Supervised Persons are prohibited from engaging in outside business activities, serving on boards of directors, making investment decisions on behalf of non-Clients without prior approval from the CCO. However, if position is in connection with a portfolio investment (e.g., accepting a board position in a “venture capital operating company”) notification of the outside activity is sufficient. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues.

No Supervised Person may utilize property of Crescent, or utilize the services of Crescent or its employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

A Supervised Person may not participate in any business opportunity that comes to his or her attention as a result of his or her association with Crescent and in which he or she knows that Crescent might be expected to participate or have an interest, without:

•	Disclosing in writing all necessary facts to the CCO;

•	Offering the particular opportunity to Crescent; and

•	Obtaining written authorization to participate from the CCO.

Any personal or family interest in any of Crescent’s business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by Crescent may benefit that Supervised Person or a family member, either directly or indirectly, then the Supervised Person must immediately disclose this possibility to the CCO.

No Supervised Person may borrow from or become indebted to any person, business or company having business dealings or a relationship with Crescent, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Supervised Person may use Crescent’s name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

A Supervised Person who is granted approval to engage in an outside business activity must not transmit Material Non-Public Information between Crescent and the outside entity. If participation in the outside business activity results in the Supervised Person’s receipt of Material Non-Public Information the Supervised Person must discuss the scope and nature of the information flow with Legal or CCO. Similarly, if a Supervised Person receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

Prior Employment Arrangements

Supervised Persons are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to Crescent and to any prior employers. Supervised Persons should discuss any concerns regarding their prior employment with the CCO. Such concerns may include, but are not limited to, possession of Material Non-Public Information from a prior employer, a non-solicitation and/or non-compete clause in the Supervised Persons’ previous employment agreement, and any prior political contributions made by the Supervised Person.

Outside Business Activity, Directorship and Investment Club Log

Supervised Person Name	Requested Activity	Approval Granted? (Y or N)	Date	Comments (Including Applicable Conflicts of Interest and any Mitigating Factors)

Code of Ethics: Complaints

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Background

From time-to-time, Crescent may receive complaints from Clients or Investors regarding Crescent’s investment advisory services or related matters. Crescent will strive to respond promptly and appropriately to all such complaints, and in the case of an error, Crescent will consider whether and what corrective actions it may need to take in order to prevent or reduce the risk of a recurrence.

Risks

In developing these policies and procedures, Crescent considered the material risks associated with its response to Client and Investor complaints. This analysis includes risks such as:

•	Complaints are not reported to supervisory personnel;

•	Oral complaints are not addressed with the same level of diligence as written complaints;

•	Complaints are not addressed appropriately or in a timely manner; and

•	Crescent does not document Client or Investor complaints, or its response to such complaints.

Crescent has established the following guidelines to mitigate these risks.

Policies and Procedures

Any statement transmitted verbally or in writing that alleges Crescent has not fulfilled its responsibilities is a complaint. General expressions of dissatisfaction with performance are not. Supervised Persons should consult with the CCO if there is any question as to whether a communication is a complaint.

All Supervised Persons must promptly report any complaints to the General Counsel and/or CCO. Failure to report a complaint will be cause for corrective action, up to and including termination of such Supervised Person.

The General Counsel and/or CCO will investigate and respond to all Client and Investor complaints in a timely manner, will describe all complaints using the attached Complaint Log, and will retain copies of all documentation associated with each complaint in a Complaint File. The General Counsel and/or CCO may consult with Outside Counsel or other third party consultants regarding the appropriate resolution of a complaint. Offers of settlement may only be made with the written approval of the General Counsel.